Exhibit 99.1

Neos Therapeutics Receives Complete Response Letter from the FDA for Cotempla XR-ODT

Company Announces Financial Results for the Third Quarter Ended September 30, 2015

Conference call scheduled for November 11, 2015 at 8:30am ET

Dallas/Fort Worth, TX (November 10, 2015) — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company with a late-stage pipeline of innovative extended-release (XR) product candidates for the treatment of attention deficit hyperactivity disorder (ADHD), today announced that the Company received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the Company’s New Drug Application (NDA) for Cotempla XR-ODT™ (Methylphenidate Extended Release Orally Disintegrating) 10mg, 20mg, and 30mg tablets.  Neos Therapeutics also announced financial results for the third quarter ended September 30, 2015.

Complete Response Letter from the FDA for Cotempla XR-ODT

As the Company previously disclosed, the Company was informed on October 16, 2015 that the FDA had identified unspecified deficiencies that preclude discussion of labeling and postmarketing requirements/commitments, and had set November 9, 2015 as the Prescription Drug User Fee Act (PDUFA) goal date for a decision on the NDA.

A CRL is issued by the FDA’s Center for Drug Evaluation and Research when it has completed its review of an NDA and questions remain that preclude the approval of the NDA in its current form. The CRL for Cotempla XR-ODT™ requires the Company to conduct a bridging study to demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product, including an assessment of food effect, and to provide validation and three months of stability data.  The FDA did not raise any safety or efficacy issues with the clinical data previously provided beyond the need for an adequate bridge between the clinical trial material and the to-be-marketed drug product.

“We remain committed to commercializing Cotempla XR-ODT™ and will work closely with the FDA to address the deficiencies identified in the CRL,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “We have a strong cash position and remain on track with the development of our other lead product candidate, NT-0202. Assuming a positive decision from the FDA surrounding our January 27, 2016 PDUFA date, we plan to accelerate commercialization of NT-0202 from the third quarter of 2016 to the second quarter of 2016.”

NT-0202, Neos’ amphetamine XR-ODT product candidate for the treatment of ADHD, currently has a PDUFA goal date of January 27, 2016 as set by the FDA. Neos also manufactures and markets a generic equivalent to the branded product Tussionex®(1).

Select Financial Results for the Third Quarter Ended September 30, 2015

Total revenues were $221,000 for the three months ended September 30, 2015, an increase of $246,000 compared to the three months ended September 30, 2014.  All $221,000 of revenue was generated from net sales of the Company’s generic Tussionex.  Commercialization and profit rights for this product were acquired in August 2014.

Cost of goods sold was $1.1 million for the three months ended September 30, 2015, an increase of $297,000 compared to the three months ended September 30, 2014.  This increase was primarily due to $200,000 amortization of intangible assets resulting from the acquisition of the rights to commercialize and derive future profits from the Company’s generic Tussionex and a $100,000 increase in other cost related to the Company’s generic Tussionex.

Research and development expenses were unchanged at $2.7 million for the three months ended September 30, 2015.

Selling and marketing expenses were $1.3 million for the three months ended September 30, 2015, compared to $100,000 for the three months ended September 30, 2014.  The increase was primarily due to pre-commercialization activities for the NT-0102 and NT-0202 product candidates and increased salary expense associated with building out the commercial team.

General and administrative expenses were $2.1 million for the three months ended September 30, 2015, an increase of $800,000 from $1.3 million for the three months ended September 30, 2014 due to an increase in share-based compensation and other professional fees.

The Company reported a net loss of $9.4 million in the three months ended September 30, 2015 compared with $5.2 million for the same period in 2014.

At September 30, 2015, the Company’s cash, cash equivalents and investments amounted to $102.9 million.

Conference Call Details

Neos Therapeutics will host a conference call at 8:30 a.m. ET tomorrow, November 11, 2015 to discuss the CRL regarding the Company’s NDA for Cotempla XR-ODT™ and the Company’s 2015 third quarter financial results. To access the call, dial 866-842-7969 (U.S.) or 704-908-0466 (outside of the U.S.). The Conference ID is 79118263. A live webcast will be available on the Investor Relations page of the company’s website at http://investors.neostx.com/. Please log in approximately 5-10 minutes prior to the scheduled start time.

The archived webcast will be available on the company’s Investor Relations page under Presentations.

(1)  Tussionex® is a registered trademark of the UCB Group of Companies

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platform.  The Company is initially focusing on the treatment of ADHD and has developed three branded product candidates that are XR medications in patient-friendly ODT or liquid suspension dosage forms.  In addition, Neos Therapeutics manufactures and markets its generic equivalent of the branded product Tussionex, an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our ability to commercialize Cotempla XR-ODT™ and the PDUFA date for NT-0202 and capabilities of our XR-ODT product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODT™ product candidate, including that we demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product and that we assess the food effect on the to-be-marketed drug product, the receipt of regulatory approval for NT-0202, our ability to market and sell our product candidates, and other risks set forth under the caption “Risk Factors” in our final prospectus filed on July 24, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Financial Tables Follow

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
In thousands, except per share data	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$102,896	$13,343
Short term investments	—	3,000
Accounts receivable, net of allowances of $1 and $204, respectively	50	367
Inventories	2,661	2,031
Other current assets	819	264
Total current assets	106,426	19,005
Property and equipment, net	5,210	5,831
Intangible Assets, net	17,046	18,167
Other assets	2,427	2,227
Total assets	$131,109	$45,230
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITIES (DEFICIT)
Current Liabilities:
Accounts payable	$2,376	$1,257
Accrued expenses	5,086	2,715
Current portion of long-term debt	5,775	1,653
Total current liabilities	13,237	5,625
Long-Term Liabilities:
Long-term debt, net of current portion	28,579	23,121
Earnout liability	353	756
Deferred gain on leaseback	760	1,383
Deferred rent	1,163	1,189
Warrant liabilities	—	1,789
Total long-term liabilities	30,855	28,238
Redeemable Preferred Stock, $0.001 par value
Series A — 1,170,000 authorized; issued and outstanding; liquidation preference of $5,850 at December 31, 2014; no shares authorized, issued or outstanding as of September 30, 2015	—	1,068
Series B — 4,000,000 authorized; 3,113,099 issued and outstanding; liquidation preference of $15,565 at December 31, 2014; no shares authorized, issued or outstanding as of September 30, 2015	—	14,559
Series B-1 — 8,830,000 authorized; 5,461,802 issued and outstanding; liquidation preference of $61,647 at December 31, 2014; no shares authorized, issued or outstanding as of September 30, 2015	—	32,391
Series C — 13,500,000 authorized; 8,753,547 issued and outstanding at December 31, 2014; liquidation preference of $43,768 at December 31, 2014; no shares authorized, issued or outstanding as of September 30, 2015	—	42,131
	—	90,149
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 authorized, no shares issued or outstanding at September 30, 2015; no shares authorized issued or outstanding as of December 31, 2014	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 15,839,064 issued and outstanding as of September 30, 2015 and 35,000,000; 938,859 authorized and 882,954 issued and outstanding at December 31, 2014 respectively	16	1
Additional paid-in capital	194,682	4,831
Accumulated deficit	(107,681)	(83,614)
Total stockholders’ equity (deficit)	87,017	(78,782)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$131,109	$45,230

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts	2015	2014	2015	2014
Revenues:
Product	$221	$(120)	$2,133	$(120)
Manufacturing	—	—	—	113
Development	—	67	—	160
Profit sharing	—	28	—	169
	221	(25)	2,133	322
Cost of goods sold	1,079	782	3,833	2,225
Gross loss	(858)	(807)	(1,700)	(1,903)
Research and development	2,701	2,727	9,123	8,195
Selling and marketing expenses	1,343	106	2,271	117
General and administrative expenses	2,073	1,245	5,069	4,196
Loss from operations	(6,975)	(4,885)	(18,163)	(14,411)
Interest expense, net	(1,044)	(562)	(2,685)	(2,199)
Other income, net	518	208	623	618
Change in fair value of earnout and warrant liabilities	(1,867)	—	(1,452)	—
Net loss	$(9,368)	$(5,239)	$(21,677)	$(15,992)

Net loss	(9,368)	(5,239)	(21,677)	(15,992)
Preferred stock accretion to redemption value	(99)	(268)	(1,169)	(850)
Preferred stock dividends	(138)	(551)	(1,221)	(1,634)
Net loss attributable to common stock	$(9,605)	$(6,058)	$(24,067)	$(18,476)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	12,403,182	878,929	4,767,479	874,480
Net loss per share attributable to common stock, basic and diluted	$(0.77)	$(6.89)	$(5.05)	$(21.13)

CONTACTS:

Richard I. Eisenstadt, Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey, Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com